Exhibit 99.1

Seattle Genetics Reports First Quarter 2007 Financial Results and

Corporate Accomplishments

— Conference call today at 5:00 p.m. ET —

Bothell, WA — April 24, 2007 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results and corporate accomplishments for the first quarter ended March 31, 2007.

Revenues for the first quarter of 2007 increased to $4.3 million, from $2.1 million in the first quarter of 2006, primarily due to amounts earned under the company’s SGN-40 collaboration with Genentech established in January 2007. In addition, revenues include fees, milestones and reimbursements earned through the company’s antibody-drug conjugate (ADC) technology collaborations.

Total operating expenses for the first quarter of 2007 were $14.6 million, compared to $11.6 million for the first quarter of 2006. The increase was primarily driven by increased expenses from the ongoing SGN-33 and SGN-70 manufacturing campaigns, as well as higher employee costs, principally from growth in the company’s clinical and development staff to support expansion of clinical trial activities.

Net loss for the first quarter of 2007 was $8.8 million, or $0.16 per share, compared to $8.7 million, or $0.21 per share, for the same period in 2006.

As of March 31, 2007, Seattle Genetics had $140.3 million in cash and investments, compared to $86.6 million as of December 31, 2006. Cash and investments include the upfront payment of $60 million received from Genentech under the SGN-40 collaboration.

“We are in the strongest financial position in our history to advance our diverse pipeline of antibody-based product candidates addressing multiple unmet medical needs in cancer,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are aggressively deploying our resources and development expertise to advance SGN-40 with Genentech in both single-agent and planned combination studies, initiate two combination studies of SGN-33 in 2007 and complete the ongoing SGN-35 phase I study. In addition, we and our collaborators are making progress on ADC programs to empower antibodies to treat cancer.”

Recent accomplishments include:

•

Receiving the upfront payment of $60 million as part of exclusive worldwide collaboration with Genentech to develop and commercialize SGN-40. Under the agreement, Seattle Genetics has the potential to receive milestone payments exceeding $800 million and escalating double-digit royalties starting in the mid-teens. Genentech will fund research, development, manufacturing and commercialization costs, including reimbursing Seattle Genetics for its costs to conduct SGN-40 clinical trials and development activities. Seattle Genetics also has an option to co-promote SGN-40 in the United States.

•	Receiving orphan drug designation from the FDA for SGN-33 in acute myeloid leukemia (AML) and for SGN-35 in Hodgkin's disease.

•	Entering into a co-development agreement with Agensys to jointly research, develop and commercialize up to two ADC products, principally for the treatment of solid tumors.

•	Receiving $4.5 million from Genentech to exercise exclusive licenses to specific targets and extend the research term under the parties’ existing ADC collaboration agreement.

•	Receiving payments for preclinical development milestones achieved by both Progenics and Genentech under ADC collaborations utilizing Seattle Genetics’ technology.

•	Reporting preclinical data at the American Association for Cancer Research annual meeting, highlighting progress with the company’s proprietary ADC technology.

•	Naming Thomas C. Reynolds, M.D., Ph.D., as Chief Medical Officer overseeing clinical and regulatory activities across the company's product portfolio.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from the Seattle Genetics website at www.seattlegenetics.com, under the News and Investor Information section, or by calling (800) 366-7417 (domestic) or (303) 262-2143 (international). A replay of the discussion will be available beginning at approximately 5:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 405-2236 (domestic) or (303) 590-3000 (international), using passcode 11088144. The telephone replay will be available until 5:00 p.m. PT on April 26, 2007.

About Seattle Genetics

Seattle Genetics is a biotechnology company developing monoclonal antibody-based therapies for the treatment of multiple types of cancer, including lymphoma, multiple myeloma, leukemia and solid tumors. The company has an exclusive worldwide license agreement with Genentech to develop and commercialize SGN-40. Seattle Genetics also has three other proprietary programs in ongoing clinical trials: SGN-33, SGN-35 and SGN-30. In addition, the company has developed proprietary antibody-drug conjugate (ADC) technology comprised of highly potent synthetic drugs and stable linkers for attaching the drugs to monoclonal antibodies. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, CuraGen, Progenics and MedImmune, as well as an ADC co-development agreement with Agensys. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations for initiation of future clinical trials, generation of clinical data and future pipeline growth. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks related to adverse clinical results as our product candidates move into and advance in clinical trials and the risks inherent in early stage development of drug products. More information about the risks and uncertainties faced by Seattle Genetics is contained in the Company’s filings with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston, Corporate Communications

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended March 31
	2007	2006
Revenues	$4,336	$2,141
Expenses
Research and development	11,805	9,251
General and administrative	2,820	2,307

Total operating expenses	14,625	11,558

Loss from operations	(10,289)	(9,417)
Investment income, net	1,461	714

Net loss	$(8,828)	$(8,703)

Basic and diluted net loss per share	$(0.16)	$(0.21)

Weighted-average shares used in computing basic and diluted net loss per share	54,539	42,418

Seattle Genetics, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
Assets
Current assets
Cash, cash equivalents and short-term investments	$108,567	$82,587
Other current assets	5,744	2,842

Total current assets	114,311	85,429
Property and equipment, net	8,087	7,794
Long-term investments	31,692	3,986
Restricted investments	492	486

Total assets	$154,582	$97,695

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$4,792	$5,389
Deferred revenue	14,171	3,160

Total current liabilities	18,963	8,549

Deferred rent	456	513
Deferred revenue, net of current portion	53,583	399

Total long-term liabilities	54,039	912

Stockholders' equity	81,580	88,234

Total liabilities and stockholders' equity	$154,582	$97,695